UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

                REX ENERGY CORPORATION

Name of Registrant as Specified in Charter

Name of Person(s) Filing Proxy Statement, if other

than the Registrant

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Rex Energy Corporation

475 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 7, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Rex Energy Corporation (the “Company”) will be held on May 7, 2009 at The Ramada Conference Center State College, 1450 S. Atherton Street, State College, Pennsylvania 16801 at 1:00 p.m., local time. The meeting will be held for the following purposes:

I.	The election of five directors nominated by the Company’s Board of Directors to serve until the 2010 Annual Meeting of Stockholders;

II.	The ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for 2009; and

III.	The transaction of any other business as may properly come before the meeting.

Enclosed with this Notice is a Proxy Statement, Proxy Card and business reply postage-paid envelope. The accompanying Proxy Statement contains information regarding the matters that you will be asked to consider and vote on at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 7, 2009. The Proxy Statement, Proxy Card and 2008 Annual Report to Stockholders are available at http://www.rexenergy.com/annualmeeting.

The Board of Directors has fixed the close of business on March 31, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Christopher K. Hulburt

Secretary

State College, Pennsylvania

April 8, 2009

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the proxy card or by using telephone or Internet voting procedures described on the proxy card.

i

REX ENERGY CORPORATION

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

PROXY STATEMENT

Annual Meeting of Stockholders

We are furnishing this proxy statement to you in connection with the solicitation by the Board of Directors (the “Board”) of Rex Energy Corporation, a Delaware corporation (the “Company”), of proxies for use at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 7, 2009 at The Ramada Conference Center State College, 1450 S. Atherton Street, State College, Pennsylvania 16801 at 1:00 p.m., local time. The Company’s telephone number is (814) 278-7267 and our mailing address is 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801.

This proxy statement is dated April 8, 2009. We are first mailing this proxy statement and the enclosed proxy card on or about April 8, 2009.

QUESTIONS AND ANSWERS

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on March 31, 2009 will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

How many shares can vote?

On the record date, March 31, 2009, we had outstanding 36,851,562 shares of common stock, which constitute our only outstanding voting securities. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

What matters am I voting on?

You are being asked to vote on the following matters:

•	the election of five directors nominated by the Board to serve until the 2010 Annual Meeting of Stockholders; and

•	the ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for 2009.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote “FOR” the election of the Board’s five director nominees and “FOR” the ratification of the appointment of Malin, Bergquist & Company, LLP.

How do I cast my vote?

You cannot vote your shares of common stock unless you are present at the Annual Meeting or you have previously given your proxy.

•	You can vote by proxy in one of three convenient ways:

•	in writing: complete, sign, date and return the proxy card;

•	by telephone: call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	by Internet: visit the web site listed on the proxy card to vote over the Internet. Internet voting is available 24 hours a day.

•	If you hold your shares in street name, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

•	If you vote by telephone or Internet, your voting instructions must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 6, 2009.

How many votes are needed for approval of each proposal?

•	The election of each of the directors requires a plurality vote of the votes cast at the meeting.

•

The ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for 2009 requires the affirmative “FOR” vote of a majority of the votes cast at the meeting.

Abstentions from voting and shares that are subject to stockholder withholding are not counted as “votes cast” with respect to that proposal and, therefore, will have no effect on that vote.

How will the proxies vote on any other business brought up at the meeting?

All properly executed proxies, unless revoked as described below, will be voted at the Annual Meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote for all nominees, withhold your vote for all nominees, or withhold your vote as to one or more specific nominees. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of the Board’s five director nominees to serve until the Company’s 2010 Annual Meeting;

•	FOR the ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for 2009; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the annual meeting.

Can I revoke my proxy?

Yes. You may revoke your proxy at any time prior to the vote at the annual meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked;

•	voting later by telephone, if you previously voted by telephone;

•	voting later by the Internet, if you previously voted by the Internet; or

•	voting in person at the annual meeting. Attending the Annual Meeting alone will not revoke your proxy.

What is a quorum?

A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. A proxy that a stockholder submits may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Proxies that are marked “abstain”, proxies relating to “street name” shares that are returned to the Company but marked by brokers as “not voted” (“broker non-votes”) and proxies reflecting shares subject to stockholder withholding will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the proxy.

What does it mean if I get more than one proxy card or set of instructions from a broker?

Your shares may be registered in more than one account. You should vote each proxy card you receive and follow each set of instructions from your broker(s).

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.

Who is soliciting this proxy? Who will bear the cost?

The Board is soliciting this proxy. We will bear the cost of the solicitation. In addition to the use of mail, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram, electronic mail or otherwise. We may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of common stock held of record by those owners. We will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board currently consists of five members, each of whom serves a term that expires at the Annual Meeting. Upon recommendation of the Nominating and Governance Committee, the Board has nominated incumbent directors Lance T. Shaner, Benjamin W. Hulburt, Daniel J. Churay, John W. Higbee and John A. Lombardi to be re-elected by the Stockholders. The director nominees, if elected, will serve until the 2010 Annual Meeting of Stockholders, or until their successors are elected and qualified. Mr. Shaner, Mr. Hulburt, Mr. Churay, Mr. Higbee and Mr. Lombardi have each indicated a willingness to serve as a director if elected. However, should any of them become unable or unwilling to stand for election as a director, it is intended that the shares represented by proxies will be voted for the election of a substitute that the Board may nominate.

Benjamin W. Hulburt, our President and Chief Executive Officer, and a nominee for re-election as a director, is the brother of Christopher K. Hulburt, our Executive Vice President, Secretary and General Counsel. No other nominee has any family relationship with any other director or executive officer of the Company.

The Board recommends a vote “FOR” each of the Board’s five director nominees listed below.

Name	Age	Position
Lance T. Shaner	55	Chairman
Benjamin W. Hulburt	35	President, Chief Executive Officer and Director
Daniel J. Churay	46	Director; Chairman of Compensation Committee
John W. Higbee	66	Director; Chairman of Nominating and Governance Committee
John A. Lombardi	43	Director; Chairman of Audit Committee

Lance T. Shaner has been Chairman and a director of the Company since March 2007. Mr. Shaner founded our wholly owned subsidiary, PennTex Resources, L.P., in 1996, and co-founded and served as an officer of all of the Rex Energy affiliated companies before our initial public offering in July 2007. From March 2004 to September 2006, Mr. Shaner served as the Chief Executive Officer and Chairman of our wholly owned subsidiary, Rex Energy Operating Corp. Since its inception in 1984, Mr. Shaner has served as Chairman and Chief Executive Officer of Shaner Hotels, a privately held hotel company. Mr. Shaner received his Bachelor of Arts degree in History from the University of Alfred.

Benjamin W. Hulburt has been a director of the Company since March 2007. Mr. Hulburt has been Chief Executive Officer of the Company since March 2007 and assumed the duties of President of the Company in February 2008. Mr. Hulburt co-founded the first Rex Energy company in 2001 and has co-founded and has served as an officer of all of the Rex Energy affiliated companies since that time. Beginning in March 2004, Mr. Hulburt served as President of Rex Energy Operating Corp. and was named its Chief Executive Officer in October 2006. From January 2001 to February 2004, Mr. Hulburt served as Chief Financial Officer for Douglas Oil & Gas Limited Partnership. Before November 2000, Mr. Hulburt served on active duty as a commissioned officer in the United States Army for four years, leaving the service holding the rank of Captain. Mr. Hulburt received his Bachelor of Science degree in Finance from The Pennsylvania State University.

Daniel J. Churay has been a director of the Company since October 2007. Since 2002, Mr. Churay has served as the Executive Vice President, General Counsel and Secretary of YRC Worldwide Inc., a publicly traded, Fortune 500 company that is one of the largest transportation services providers in the world. In 2002, Mr. Churay was a Senior Counsel at the law firm of Fulbright & Jaworski L.L.P. From 1998 to 2002, Mr. Churay served as Deputy General Counsel and Assistant Secretary of Baker Hughes Incorporated, a publicly traded supplier of products and technology services and systems to the oil and natural gas industry. From 1995 to 1998, Mr. Churay served as Division Legal Counsel, and later as Chief Corporate Counsel, for Baker Hughes Incorporated. From 1989 to 1995, Mr. Churay was an associate attorney at the law firm of Fulbright & Jaworski L.L.P. Mr. Churay received a B.A. in Economics from The University of Texas at Austin and a Juris Doctorate from the University of Houston Law Center.

John W. Higbee has been a director of the Company since October 2007. Mr. Higbee was a partner of Arthur Andersen LLP for over twenty years until his retirement in 2001. At Arthur Andersen, Mr. Higbee served in various management positions, including as the head of the Pittsburgh, Pennsylvania audit practice from 1982 until 1998. Since 2003, Mr. Higbee has served as an independent business consultant to several companies regarding public accounting matters, including Sarbanes-Oxley Act compliance. From September 2004 until August 2006, Mr. Higbee was the Vice President and Chief Financial Officer of the Fullington Auto Bus Company, a privately held company engaged in inter and intra city bus transportation. From April 2002 to August 2003, Mr. Higbee was Chief Financial Officer of Le-Nature’s, Inc., a privately held company engaged in the all-natural beverage business. From February 2004 until March 2006, Mr. Higbee was a director and Chairman of the Audit Committee of World Health Alternatives, Inc., a publicly traded company providing healthcare staffing services to hospitals and other healthcare facilities. From October 2001 to November 2006, Mr. Higbee was a director of Rent-Way, Inc., a publicly traded company that was engaged in the rental-purchase business. Mr. Higbee served on the Audit and Finance committees of Rent-Way’s Board of Directors, becoming the Chairman of the Audit Committee in December 2003. Mr. Higbee received a Bachelor of Science in Accounting from The Pennsylvania State University and is a certified public accountant.

John A. Lombardi has been a director of the Company since April 2007. Since March 2008, Mr. Lombardi has been a principal at the accounting firm of Hill, Barth & King LLC in its Erie, Pennsylvania office. From February 2007 until March 2008, Mr. Lombardi was self-employed as an accounting and financial reporting consultant. Mr. Lombardi was the Senior Vice President and Chief Financial Officer for Rent-Way, Inc., a publicly traded furniture and electronics rent-to-own company, from December 2005 to February 2007 when the company was acquired by Rent-A-Center, Inc. He was Vice President, Corporate Controller and Chief Accounting Officer of Rent-Way, Inc. from April 2001 to December 2005. From August 1997 to April 2001, Mr. Lombardi served as the Chief Financial Officer and Treasurer at Community Rehab Centers, Inc. During 1996 and 1997, he served as Executive Vice President, Chief Financial Officer and Treasurer of Northstar Health Services, Inc. From 1986 to 1996, Mr. Lombardi worked in the audit, business advisory and specialty consulting services practices of Arthur Andersen LLP. Mr. Lombardi is a certified public accountant, a certified insolvency and reorganization accountant, and a certified fraud examiner. Mr. Lombardi holds a Bachelor of Science degree from Gannon University.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Under our corporate governance guidelines, the Board represents the stockholders’ interest in perpetuating a successful business and optimizing long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations. The Board is responsible for identifying and taking reasonable action to help assure that we are managed in a way designed to achieve this result. Consistent with the importance of the Board’s responsibilities, each director is expected to be familiar with the Company’s business and public disclosures, to review in advance of Board meetings all related materials distributed to the Board and to attend and participate in meetings of the Board and meetings of any committee of which such director is a member. During 2008, the Board held 17 meetings. Each director attended at least more than seventy-five percent of the total number of meetings of the Board and the committees on which he served during the period he was a director.

Director Independence

As part of the Company’s corporate governance practices, and in accordance with NASDAQ rules, the Board has established a policy requiring a majority of the members of the Board to be independent. For a director to be independent, the Board must determine, among other things, that the director does not have any direct or indirect material relationship with the Company. The guidelines for determining director independence are set forth in our Corporate Governance Policy, which is publicly available on our website at www.rexenergy.com under the Corporate Governance link under the Investor Relations tab. Our Corporate Governance Policy conforms to the independence requirements of the NASDAQ corporate governance standards. Applying these independence standards, the Board has determined that Daniel J. Churay, John W. Higbee and John A. Lombardi are all independent directors.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee, each of which is described below. Each committee operates under a written charter adopted by the Board. All of the charters are publicly available on our website at www.rexenergy.com under the Corporate Governance link under the Investor Relations tab. You may also obtain a copy of our charters upon written request to our investor relations department at our principal executive offices.

It is the role of the Nominating and Governance Committee to recommend to the Board candidates to serve on the committees. The table below sets forth the current composition of the Board committees.

	Nominating and Governance Committee	Compensation Committee	Audit Committee
Daniel J. Churay	Member	Chair	Member

John W. Higbee	Chair	Member	Member

John A. Lombardi	Member	Member	Chair

Subject to their re-election at the Annual Meeting, the composition of the Board committees for 2009 is expected to remain the same.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. Pursuant to its charter, the functions and responsibilities of the Audit Committee include:

•	selecting and hiring (subject to ratification by our stockholders) the independent public accountants to audit our financial statements;

•	establishing the scope of, and overseeing, the annual audit;

•

assisting the Board in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function;

•

overseeing our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the Board have established; and

•	maintaining free and open communication between the committee and our independent auditors, the internal accounting function and management of our company.

The Board has determined that all members of the Audit Committee meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(l) under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that each of Mr. Lombardi, Mr. Higbee and Mr. Churay qualify as “audit committee financial experts” as defined by the Securities and Exchange Commission (the “SEC”). During 2008, the Audit Committee held 9 meetings.

Compensation Committee

The Compensation Committee establishes our company’s policies and administers our compensation program with respect to our executive officers. Based on periodic evaluation, the Compensation Committee also makes recommendations to the Board regarding director compensation and our company’s employee benefits program. Pursuant to its charter, the functions and responsibilities of the Compensation Committee include:

•	determining compensation for the Company’s executive officer’s, including our Chief Executive Officer;

•	assisting in developing and reviewing the annual performance goals and objectives of our executive officers, including our Chief Executive Officer;

•	assessing the adequacy and competitiveness of our executive compensation program;

•	administering our incentive compensation program and other equity-based compensation plans;

•	reviewing and recommending compensation for our non-employee directors;

•	preparing the Compensation Committee report to be included in our annual proxy statement; and

•	reviewing and evaluating the adequacy of the Compensation Committee charter on an annual basis.

The Compensation Committee has directed the design and implementation of our executive compensation program. Our Compensation Committee is authorized to retain advisors with respect to compensation matters. The Compensation Committee periodically consults with our human resources department and outside advisers and uses survey data that compensation consultants provide in connection with its decisions with respect to executive compensation matters. During 2008, the Compensation Committee held 14 meetings.

Nominating and Governance Committee

The Nominating and Governance Committee nominates candidates to serve on the Board and approves director compensation. The Nominating and Governance Committee is also responsible for monitoring a process to assess director, board and committee effectiveness, developing and implementing our corporate governance guidelines and otherwise taking a leadership role in shaping the corporate governance of our company. Pursuant to its charter, the responsibilities and duties of the Nominating and Governance Committee include:

•	assisting the Board in developing and annually reevaluating a set of specific criteria for Board membership;

•	assessing the size and composition of the Board and its committees and identifying qualities, skills and areas of expertise that will help to strengthen and balance the Board;

•	evaluating each new director candidate and each incumbent director prior to recommending that the Board nominate or re-nominate any such individual for election or reelection;

•

assisting the Board in developing, periodically reassessing and annually evaluating the cooperation of each member of the Board in complying with initial orientation guidelines and continuing education guidelines;

•	reviewing the performance and composition of each committee of the Board and recommending any appropriate changes;

•	recommending members to the Board for its committees; and

•	reviewing the adequacy of the charters of each committee of the Board, including the Nominating and Corporate Governance Committee charter, on an annual basis.

During 2008, the Nominating and Governance Committee held 4 meetings.

Director Compensation in 2008

In 2008, each of our non-employee directors received an annual retainer of $20,000. We pay the chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee an additional annual cash retainer of $10,000, $5,500 and $5,500, respectively. Additionally, each non-employee director was paid a cash fee of $1,500 for every board meeting attended and a cash fee of $850 for every committee meeting attended. Mr. Benjamin W. Hulburt, our President and Chief Executive Officer, was our sole employee director during 2008. We did not pay Mr. Hulburt any compensation during 2008 for his service as a director.

The following table sets forth certain information regarding the compensation earned by our non-employee directors during fiscal 2008:

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)(3)	Total
Lance T. Shaner	$37,900	$266,025	$303,925
John A. Lombardi	$63,050	$446,323	$509,373
Daniel J. Churay	$57,325	$326,124	$383,449
John W. Higbee	$59,675	$326,124	$385,799

(1)	Includes annual retainer, committee fees and meeting attendance fees paid to each non-employee director.

(2)

Represents the expense recognized for financial statement reporting purposes for fiscal 2008, in accordance with Financial Accounting Standards Board Statement No. 123R (Share-Based Payment), with respect to options to purchase shares of our common stock granted to each of our non-employee directors. See Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, for information regarding the assumptions made in determining these values.

(3)

On June 10, 2008, pursuant to our 2007 Long-Term Incentive Plan, we granted an option to purchase 25,000 shares of our common stock to each of our non-employee directors at an exercise price of $27.05 per share. The options were for a term of five years and vested ratably over a three year period, commencing on the one-year anniversary of the date of grant. In December 2008, each of our non-employee directors voluntarily elected to surrender the options and the options were thereafter cancelled by the Company. The following table sets forth the fair value of all stock options held by our non-employee directors on the grant date, the incremental fair value of such stock options, and the number of options outstanding at December 31, 2008:

Name	Grant Date Fair Value of Options	Incremental Fair Value of Options	Number of Options Outstanding at Year-End
Lance T. Shaner	$266,025	$(266,025)	0
John A. Lombardi	$347,925	—	75,000
	$266,025	$(266,025)	0
Daniel J. Churay	$115,975	—	25,000
	$266,025	$(266,025)	0
John W. Higbee	$115,975	—	25,000
	$266,025	$(266,025)	0

In December 2008, the Board amended its non-employee director compensation program effective January 1, 2009 to provide that each non-employee director would receive a monthly retainer in the amount of $6,000 per month in lieu of all other non-employee director fees. Mr. Shaner voluntarily waived his non-employee director fees for 2009.

CORPORATE GOVERNANCE

The Board has established corporate governance practices designed to serve the best interests of our company and our stockholders. In this regard, the Board has, among other things, adopted:

•	a corporate governance policy;

•	a code of ethics for directors, officers and employees;

•	procedures regarding stockholder communications with the Board and its committees; and

•	written charters for the Board’s Audit Committee, Compensation Committee and Nominating and Governance committee.

The Board reviews and modifies our policies and procedures regularly with respect to compliance with developing standards in the corporate governance area and as appropriate to comply with any new requirements of the SEC or Nasdaq.

Corporate Governance Policy

The Board has adopted a Corporate Governance Policy that sets out our company’s policies regarding, among other things, the Board’s composition, leadership, committees, meeting procedures, the compensation and responsibilities of our directors and the responsibilities of management. A copy of this Corporate Governance Policy is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com.

Code of Ethics for Directors, Officers and Employees

The Board has adopted a Code of Ethics for Directors, Officers and Employees (the “Code of Ethics”). A copy of the Code of Ethics is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Ethics on our website.

Stockholder Communications with the Board

The Company encourages any stockholder who desires to communicate with the Board with respect to the stockholder’s views and concerns to do so by writing to the Secretary of the Company, who will assure that the Chairman of the Nominating and Governance Committee receives the correspondence. The address of the Company’s Secretary is Rex Energy Corporation, 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801.

Director Nominations and Qualifications

The Nominating and Governance Committee selects and evaluates candidates for nomination as directors in accordance with the general criteria set forth in its charter, regardless of whether such candidates are recommended to the Nominating and Governance Committee by the Board, stockholders or a third party consultant. Pursuant to the committee charter, each director should be an individual of the highest character and integrity, be free of any conflict of interest that would violate applicable law or regulation or interfere with the responsibilities of a director, and be able to devote sufficient time to the affairs of the Company to develop and maintain a sufficient knowledge of the Company and its industry, to review and analyze reports and other information important to Board and committee responsibilities, and to prepare for and attend Board and committee meetings. In addition, the Nominating and Governance Committee annually re-evaluates and modifies as necessary specific criteria that should be represented by the members of the Board pursuant to the committee charter.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF MALIN, BERGQUIST & COMPANY, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

The Audit Committee has appointed Malin, Bergquist & Company, LLP as the Company’s independent registered public accounting firm for 2009. The Board is asking stockholders to ratify this appointment. Although the Company is not required to obtain stockholder ratification of the appointment of Malin, Bergquist & Company, LLP, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of Malin, Bergquist & Company, LLP. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a vote against this proposal.

Representatives of Malin, Bergquist & Company, LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The Board recommends a vote “FOR” the proposal to ratify Malin, Bergquist & Company, LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Audit-Related Fees

Our independent registered public accounting firm for 2008 and 2007 was Malin, Bergquist & Company, LLP. The fees billed to us by Malin, Bergquist & Company, LLP are shown in the table below ($ in thousands).

	Year Ended December 31,
	2008	2007
Audit fees(1)	$434	$406
Audit related fees(2)	24	87
Tax fees	—	—
All other fees	—	—

	$458	$493

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our annual financial statements, reviews of the financial statements included in our quarterly reports and services that are normally provided in connection with statutory and regulatory filings.

(2)

Audit-related fees shown in the table above consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules).

AUDIT COMMITTEE REPORT

In connection with its review of the audited financial statements appearing in the Company’s Annual Report on Form 10-K for fiscal 2008, the Committee:

•	discussed these financial statements with the Company’s management and Malin, Bergquist & Company, LLP, the Company’s independent auditors;

•

discussed with Malin, Bergquist & Company, LLP those matters required to be discussed under Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications); and

•

received and reviewed the written disclosures and the letter from Malin, Bergquist & Company, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Malin, Bergquist & Company, LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2008, as filed with the SEC.

The Committee has selected and engaged Malin, Bergquist & Company, LLP as the Company’s independent auditor to audit and report to the Company’s stockholders on the Company’s financial statements for fiscal 2009.

This report is submitted by the members of the Audit Committee.

The Audit Committee

John A. Lombardi (Chair)

Daniel J. Churay

John W. Higbee

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Background

This section of the proxy statement provides an overview and discussion of our compensation program and policies for our executive officers. Our compensation program for our executive officers is designed and administered under the direction of our Compensation Committee, which is comprised of three independent directors. Our “named executive officers” are Benjamin W. Hulburt, who is our President and Chief Executive Officer, Thomas C. Stabley, who is our Executive Vice President and Chief Financial Officer and our three other most highly compensated executive officers for fiscal 2008: William L. Ottaviani, who is our Executive Vice President and Chief Operating Officer, Bryan J. Clayton, who is our Vice President and Illinois Basin Regional Manager, and James F. Watson, who is our Vice President of Drilling-Appalachian Region. Information regarding the compensation of our named executive officers is provided under the heading “Executive Compensation” following this section.

During most of 2008, we experienced significant growth and record high levels in commodity prices. Our Compensation Committee determined our 2008 executive compensation program in early 2008 based upon circumstances and economic conditions then known and available to the committee. In light of the prolonged economic downturn, substantial deterioration of the capital markets, and the significant decrease in commodity prices that occurred in the fall of 2008, our Compensation Committee initiated a review of our compensation practices. As a result of this review, in December 2008, we implemented a program to reduce our general and administrative expenses, instituted a salary and wage freeze, and ceased matching contributions to our 401(k) retirement savings plan.

Compensation Objectives and Philosophies

Our Compensation Committee has developed formal objectives and philosophies for executive compensation. Our executive compensation program was developed in accordance with these objectives and philosophies.

The following are the executive compensation objectives established by our Compensation Committee:

•	attract and retain talented and experienced executives in the highly competitive oil and gas labor market;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•

provide a competitive compensation package that is weighted heavily towards pay for performance and in which total compensation is primarily determined by company and individual results and the creation of shareholder value;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

•	foster a shared commitment among our executives by coordinating company and individual goals; and

•	compensate our executives in a manner designed to meet our long-term objectives.

Compensation Process

The Compensation Committee is responsible for determining and evaluating the executive compensation of our executives, including the named executive officers. The Compensation Committee reviews our compensation objectives and philosophies and our executive compensation program on at least an annual basis to determine if our program is effective in achieving the objectives and philosophies. Each year, the Compensation Committee makes executive salary decisions and determines the amount and mix of total compensation to be paid to our executives, including our named executive officers. The Compensation Committee may examine and consider our performance during the previous year in establishing the current year’s compensation.

In addition, the Compensation Committee may generally solicit the input of our President and Chief Executive Officer as to the compensation of our executives, including our named executive officers, other than with respect to his own compensation. Our Chief Executive Officer annually reviews the performance of each executive with the Compensation Committee and make recommendations to the Compensation Committee regarding various elements of compensation for each executive.

The Compensation Committee may also review data that our human resources department compiles with respect to the executive compensation policies of our peer group and industry practices. In addition, and as described below, the Compensation Committee retained Effective Compensation, Incorporated, or ECI, an independent compensation consulting firm, in December 2007 to provide the Committee with independent market survey information.

To attract and retain talented and experienced executives whose knowledge, skills and performance are critical to our success, the Compensation Committee believes that we should competitively and fairly compensate our executives each year relative to market pay levels of our peer group and the internal pay levels of our executive officers. In determining compensation changes for our executives, including our named executive officers, we may take into account market pay levels of our peer group as a benchmark to determine the competitive landscape for executive talent as well as responsible market pay practices. However, the Compensation Committee has not targeted any particular average, percentile level or other metric that the data may suggest. Rather, the Compensation Committee intends to exercise its discretion when making compensation decisions to consider the following factors, among any others that circumstances may suggest from time to time:

•	market levels of compensation for positions comparable to the executive’s position;

•	the executive’s contributions and performance;

•	the executive’s roles and responsibilities, including the executive’s tenure in such role;

•	the Company’s needs for the executive’s skills;

•	the executive’s experience and management responsibilities;

•	the executive’s prior compensation amount and mix; and

•	the executive’s potential and readiness to contribute in the executive’s current role.

The Compensation Committee has not given any particular weight to any of these factors, but may consider them as appropriate. All pay elements are cash-based except for the long-term equity incentive program, which may be an equity-based or cash award or a combination of both. We believe that a substantial portion of each named executive officer’s compensation should be performance-based.

The Compensation Committee recognizes that there may be instances where the accounting treatment of a compensation element may have a disproportionate impact on our financial results in any given year, irrespective of whether or not such accounting impact truly reflects our operating results for that fiscal year, as is the case with changes in our accruals for insurance and legal liabilities. Accordingly, the Compensation Committee uses its discretion in evaluating our financial performance with respect to our annual incentive compensation and our long-term incentive compensation, and may exclude certain accounting measures and extraordinary items in determining whether we met our financial performance target when doing so is consistent with our compensation objectives.

Elements of Our 2008 Executive Compensation Program

Overall, our executive compensation program is designed to be consistent with the objectives and philosophies described above. We have summarized the basic elements of our executive compensation program for 2008 below and a detailed description of the compensation that we paid to our named executive officers can be found below under “2008 Compensation Program.”

Elements of Compensation Program	Description	Key Objectives Promoted
Annual Cash Compensation

Base Salary	Fixed annual cash compensation paid periodically during the year	To attract and retain talented executives

Cash Bonus	Variable cash compensation based on individual and Company performance for a one-year period	To motivate and reward achievement of personal goals, Company-wide or business unit strategic, financial or operating goals

Retirement Benefits

Retirement Savings Plan	A 401(k) retirement savings plan that enables executives to contribute a portion of their compensation with a discretionary Company matching contribution	Designed to be market competitive to attract and retain talented executives, given that most of our competitors provide a 401(k) plan
Employment and Severance Benefits

Employment Agreement	Agreements with certain of our named executive officers providing for minimum salary, incentive opportunities and severance benefits	Designed to enable the Company to attract and retain talented executives. Also intended to protect the Company’s interests through restrictive post- employment covenants, including non-competition and non- solicitation covenants

Long-Term Incentives

2007 Long-Term Incentive Plan	Stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, dividend equivalent rights and cash awards	To retain and motivate our executives over a longer term and align their interests with those of the Company’s stockholders.

Other Benefits and Perquisites

Health & Welfare Benefits	Medical, dental and vision care coverage, disability insurance and life insurance	Customary benefits that enable the Company to attract and retain executive officers as most companies of our size provide similar benefits

Perquisites	Include use of mobile phones, automobile allowance, club memberships, use of company vehicles	To enhance our ability to attract and retain talented executives

2008 Compensation Program

In December 2007, the Compensation Committee retained ECI to provide a market analysis to the Compensation Committee for the purpose of assisting the Compensation Committee in making compensation determinations for our executive officers for 2008. ECI was engaged to provide an independent market compensation survey, which included information on oil and gas exploration and production companies with annual revenue of $100 million or less. The results of this survey were presented to the Compensation Committee, which used the information as a factor in setting executive compensation for 2008. Our goal in comparing the compensation of our executives to the industry survey of companies with revenues less than $100 million is to benchmark the total compensation of our executives to determine if it is competitive as well as within responsible pay levels.

Base Salaries

The Compensation Committee determined, based on its review of the ECI studies, that the salaries of several of our executives fell below the 50th percentile of the survey of companies with revenues less than $100 million. The Compensation Committee approved the following increases in base salary for certain of our named executives, which were effective as of March 1, 2008 (except as otherwise noted):

Name	2008 Base Salary	2007 Base Salary	Percentage Increase
Benjamin W. Hulburt	$270,000	$202,465	33.4%

Thomas C. Stabley	$210,000	$155,311	35.2%

William L. Ottaviani	$195,000	$175,000	11.4%

Bryan J. Clayton(1)	$190,000	$—	—

James F. Watson(2)	$170,000	$—	—

(1)

Mr. Clayton joined the Company on January 15, 2008 and was promoted to Vice President and Illinois Basin Regional Manager on May 23, 2008. Prior to his promotion, Mr. Clayton’s base salary was $125,000.

(2)	Mr. Watson joined the Company on May 5, 2008.

The 2008 salaries of our named executives were generally below or at the 50th percentile of the companies in the ECI survey group. Although our President and Chief Executive Officer’s 2008 base salary was well below the 50th percentile of the ECI survey group, the Compensation Committee significantly increased the Chief Executive Officer’s salary and set his annual incentive compensation opportunity (described below) such that the Chief Executive Officer’s total compensation would be around the 50th percentile of the ECI survey group if the Chief Executive Officer and the Company met their performance goals. The Compensation Committee believed that these salaries were appropriate and that the ECI survey data, as a benchmark, demonstrated that the salary levels were within responsible market practices in the industry.

Annual Incentive Compensation

In 2008, our executives were eligible for annual incentive compensation awards in the form of cash compensation. The Compensation Committee established target bonus rates for our executives as illustrated in the table below. The target awards were set as a percentage of base salary.

Group	Target Bonus as a % of Base Salary
Chief Executive Officer	70%
Executive Vice Presidents	45%
Vice Presidents (Business Unit Managers)	40%
Vice Presidents (Non-Business Unit Managers)	30%

For 2008, the Compensation Committee set company-wide financial and operational performance targets for our executives. Under the Compensation Committee’s direction, 50% of the executive’s annual incentive compensation was determined based on these targets and 50% was determined based on individual performance. If an executive was also a business unit manager, then 50% of the financial performance measure was based on the performance of the executive’s business unit. The Compensation Committee believes that the performance targets are accurate indicators of the executive’s impact on our operational success and provide specific standards that motivate our executives to perform in our best interest and in our stockholders’ best interests. Specifically, the Company-wide financial and operational performance targets include measures that the Compensation Committee believes will increase the value of the Company, including operating cash flow, total net production, year-over-year proven reserve growth, lease operating expenses, capital budget items variance, general and administrative expenses and activity level. In our planning process, we develop both “risked” and “un-risked” business plans for the fiscal year. The risked plans are developed using certain assumptions concerning our drilling projects, whereby, in general, the forecasted production from our exploratory drilling projects are more heavily risked than the forecasted production from our developmental drilling projects. For 2008, the following performance targets were established:

Performance Target	Risked Case	Un-Risked Case	Weight
EBITDAX(1)	$42.6 million	$46.8 million	20%
Net Production	1,165 MBOE	1,239 MBOE	18%
Proven Reserves(2)	26 MMBOE	63 MMBOE	16%
Lifting Costs ($/BOE)	$20.25/BOE	$20.85/BOE	16%
Capital Expenditures	$138.7 million	$138.7 million	13%
G&A Expenses ($/BOE)	$10.52/BOE	$9.50/BOE	10%
Activity Level (New Operated Wells)	132	155	7%

(1)

We define “EBITDAX” as the sum of net income for the period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized losses from financial derivatives, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income.

(2)	Calculated using commodity prices commensurate with the previous year’s estimates.

To determine performance against these financial and operational targets, the Compensation Committee has developed an overall performance rating based on the weighted average, as indicated in the table above, of the actual results of each of these target measures. The Compensation Committee has set three achievement levels to be used as a guideline for the portion of the executive’s bonus attributable to the achievement of these targets. The following table illustrates the three achievement levels:

Achievement Level	% of Target Bonus Awarded	Description
Threshold	37.5% (50% of 75%)	Average of 90% of the Company’s risked-plan financial and operational targets are met

Expected	50% (50% of 100%)	Average of 100% of the Company’s risked-plan financial and operational targets are met

Exceeded	100%+ (50% of up to 200%)	Average of greater than 100% of the Company’s unrisked-plan financial and operational targets are met

The Compensation Committee will award the other 50% of each executive’s target bonus based on each individual executive’s performance, which will include an evaluation of the executive’s achievement of the executive’s personal objectives that the Chief Executive Officer sets for each executive at the beginning of the year or, in the case of the President and Chief Executive Officer, the Board establishes for the Chief Executive Officer. The Compensation Committee may determine bonuses for the individual performance component above or below the target level, taking into account the individual executive’s performance and the Company’s results of operations and financial position at the time bonuses are awarded.

By establishing performance metrics for our executives in the beginning of the year, the Compensation Committee believes these executives will be better motivated to achieve individual and company performance measures that company management, along with the Compensation Committee, have deemed important to our success.

The cash amount that each named executive officer received for annual incentive compensation for 2008 is set forth below in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Compensation

The Compensation Committee generally considers grants of long-term equity or incentive awards to our executives under our 2007 Long-Term Incentive Plan in February of each year. Under our 2007 Long-Term Incentive Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, dividend equivalent rights and cash awards to our named executive officers.

On February 19, 2008, based in part on the recommendations of our President and Chief Executive Officer, the Compensation Committee granted stock appreciation rights (“SARs”) to certain of our named executive officers under our 2007 Long-Term Incentive Plan. In determining to issue stock appreciation rights to these executive officers, the Compensation Committee considered its objectives to provide long-term incentive compensation to align the interests of these officers with our stockholders and also considered that, at the time of the grant, several of the executive officers held significant amounts of our common stock. In addition, the Compensation Committee determined that the use of SARs would be more advantageous to the Company than stock options because the SARs would be paid in cash and, therefore, are less dilutive to the Company’s stockholders than stock options.

The following table shows the number of SARs issued to our named executive officers on February 19, 2008:

Name	Number
Benjamin W. Hulburt	32,500
Thomas C. Stabley	20,500
William L. Ottaviani	—
Bryan J. Clayton	—
James F. Watson	—

The SARs entitle a participant to surrender any then exercisable portion of the SAR in exchange for an amount in cash equal to the product of:

•

the excess of the fair market value of a share of our common stock on the date preceding the date of surrender over the fair market value of a share of our common stock on the date the SAR was issued; and

•	the number of shares of our common stock subject to the SAR.

The SARs have a grant price equal to $13.56, the closing price of our common stock on the NASDAQ Global Market on February 19, 2008. The SARs vest and become exercisable on February 19, 2011, the third anniversary of the grant date, provided the named executive officer remains employed by us on that date. The SARs vest and become immediately exercisable upon a change in control of the Company, as such term is defined in our 2007 Long-Term Incentive Plan. Unless sooner terminated, the SARs expire on February 18, 2018.

On February 19, 2008, the Compensation Committee granted Mr. Clayton an option to acquire 12,500 shares of our common stock at an exercise price $13.56, the closing price of our common stock on the NASDAQ Global Market on the date of the grant. The option vests and becomes exercisable on February 19, 2011, the third anniversary of the grant date, provided that Mr. Clayton remains employed by the Company on that date. Unless sooner terminated, the option expires on February 18, 2018. This option was granted upon our hiring of Mr. Clayton as our Reservoir Engineering Manager for the Illinois Basin. In determining the form of long-term equity incentive to be granted to Mr. Clayton and the number of shares underlying the option granted, the Compensation Committee considered its objectives to provide long-term incentive compensation to align the interests of Mr. Clayton with our stockholders, the market compensation data provided by ECI, the compensation package previously received by Mr. Clayton from his former employer, the expense to be recognized by the Company as a result of the grant, and the recommendation of our President and Chief Executive Officer.

On May 5, 2008, the Compensation Committee granted Mr. Watson an option to acquire 75,000 shares of our common stock at an exercise price $23.00, the closing price of our common stock on the NASDAQ Global Market on the date of the grant. The option vests and becomes exercisable on May 5, 2011, the third anniversary of the grant date, provided that Mr. Watson remains employed by the Company on that date. Unless sooner terminated, the option expires on May 4, 2018. In addition, the Compensation Committee granted Mr. Watson 20,000 shares of restricted common stock. Under the terms of the award, the restricted common stock may not be sold or transferred until the vesting requirements have been satisfied. The restricted common stock vests on May 5, 2013, the fifth anniversary of the grant date, provided that Mr. Watson remains employed by the Company on that date. The option and the restricted common stock were granted upon our hiring of Mr. Watson as our Vice President of Drilling – Appalachian Region. In determining the form of long-term equity incentive to be granted to Mr. Watson and the number of shares underlying the option granted, the Compensation Committee considered its objectives to provide long-term incentive compensation to align the interests of Mr. Watson with our stockholders, the market compensation data provided by ECI, the compensation package previously received by Mr. Watson from his former employer, the expense to be recognized by the Company as a result of the grant, and the recommendation of our President and Chief Executive Officer.

On May 20, 2008, the Compensation Committee granted Mr. Clayton an option to acquire 75,000 shares of our common stock at an exercise price $23.88, the closing price of our common stock on the NASDAQ Global Market on the date of the grant. The option vests and becomes exercisable on May 20, 2011, the third anniversary of the grant date, provided that Mr. Clayton remains employed by the Company on that date. Unless sooner terminated, the option expires on February 19, 2013. This option was granted upon Mr. Clayton’s promotion to our Vice President and Illinois Basin Regional Manager. In determining the form of long-term equity incentive to be granted to Mr. Clayton upon his promotion and the number of shares underlying the option granted, the Compensation Committee considered its objectives to provide long-term incentive compensation to further align the interests of Mr. Clayton with our stockholders, the market compensation data provided by ECI, the expense to be recognized by the Company as a result of the grant, and the recommendation of our President and Chief Executive Officer.

The options and restricted stock granted to Mr. Clayton and Mr. Watson vest and, in the case of the options, become immediately exercisable, upon a change in control of the Company, as such term is defined in our 2007 Long-Term Incentive Plan.

Other Benefits and Perquisites

Our named executive officers are eligible to participate in various benefit plans generally available to all of our employees. Under these plans, our named executive officers are entitled to medical, dental and vision care coverage, disability insurance and life insurance. The Compensation Committee believes that our commitment to provide these benefits demonstrates our recognition that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for the Company and our stockholders. Our named executive officers are also eligible to participate in our 401(k) plan up to applicable Internal Revenue Code limits. During 2008, the Company provided a matching contribution to the 401(k) plan; however the Company ceased providing a matching contribution to the 401(k) plan beginning in January 2009. In addition, the Company provides to all of our key employees, including our named executive officers, company paid mobile phones. The Company provides to each of Messrs. B. Hulburt, Stabley and Ottaviani an automobile allowance of $500 per month and provides a company-owned vehicle to Messrs. Clayton and Watson. For additional information regarding benefits and perquisites, see “Executive Compensation – All Other Compensation” below.

Stock Ownership Guidelines

The Compensation Committee has not implemented stock ownership guidelines for our executive officers. The Compensation Committee will periodically review best practices and reevaluate our position with respect to stock ownership guidelines.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code of 1986, which generally limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance based compensation that meets certain requirements.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation program. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, which may result in limiting the deductibility of amounts of compensation from time to time.

Conclusion

The Compensation Committee believes the compensation provided to our executive officers is reasonable and appropriate to facilitate the achievement of our short-term and long-term objectives. The compensation programs and policies that our Compensation Committee has designed effectively incentivize our executive officers on both a short-term and a long-term basis to perform at a level necessary to achieve these objectives. The various elements of compensation combine to align the best interests of our executive officers with our stockholders and our company in order to maximize stockholder value.

EXECUTIVE OFFICERS

The following sets forth certain information regarding executive officers of the Company. The biographies for Lance T. Shaner and Benjamin W. Hulburt, who are each a director and an executive officer of the Company, may be found above in the biographical information included for each of the nominated directors.

Name	Age	Position with the Company
Lance T. Shaner	55	Chairman and Director
Benjamin W. Hulburt	35	President, Chief Executive Officer and Director
Thomas C. Stabley	38	Executive Vice President and Chief Financial Officer
Christopher K. Hulburt	38	Executive Vice President, Secretary and General Counsel
William L. Ottaviani	48	Executive Vice President and Chief Operating Officer
Timothy P. Beattie	47	Senior Vice President & Appalachian Regional Manager
Bryan J. Clayton	50	Vice President and Illinois Regional Manager
Mark A. Butta	49	Vice President of Oil and Natural Gas Marketing and Transportation
David E. Pratt	56	Vice President and Exploration Manager
Bernard J. Ulincy	55	Vice President, Land Manager
James F. Watson	43	Vice President of Drilling – Appalachian Region

Thomas C. Stabley was named the Chief Financial Officer of the Company in March 2007 and was appointed an Executive Vice President in February 2008. Before that, Mr. Stabley served as the Chief Financial Officer of Rex Operating since March 2004 and Vice President of Accounting for Shaner Hotels from January 1998 to March 2004. He received his Bachelor of Science degree in Accounting from the University of Pittsburgh.

Christopher K. Hulburt was named Executive Vice President, Secretary and General Counsel of the Company in March 2007. Before that, Mr. Hulburt served as the Vice President, Secretary and General Counsel for each of the predecessor companies of the Company since April 2005. From January 2001 until April 2005, Mr. Hulburt was a senior associate for the law firm of Hodgson Russ LLP in its corporate and securities practice group. Before joining Hodgson Russ, he served as an officer in the U.S. Army’s Judge Advocate General’s Corps as a military prosecutor beginning in January 1997 and, in his last two years of service, also held the position of Special Assistant United States Attorney for the U.S. Department of Justice. He received his Bachelors of Arts degree in History/Education from Niagara University and his law degree from Western New England College School of Law. Mr. Hulburt is the brother of Benjamin W. Hulburt.

William L. Ottaviani was named Executive Vice President and Chief Operating Officer of the Company in February 2008. From September 2007 until his promotion, Mr. Ottaviani served as the Company’s Senior Vice President of Reservoir Engineering. From 1982 until 2007, Mr. Ottaviani served in various management, engineering, operations, and staff positions for Chevron Corporation and its affiliated companies, with assignments in California, Louisiana, Indonesia and Angola. During his Angola assignment from 2002 until 2007, Ottaviani served as both a senior petroleum engineering advisor and assets development manager. He received his Bachelor of Science degree in Petroleum and Natural Gas Engineering from The Pennsylvania State University and his M.B.A. from California State University, Bakersfield.

Timothy P. Beattie was named Senior Vice President, Appalachian Regional Manager of the Company in August 2008. From January 2005 until July 2008, Mr. Beattie served as Engineering & Operations Manager of Woodside Energy (USA), Inc. From January 2004 to December 2004, Mr. Beattie worked for Dominion Exploration & Production as a Senior Staff Reservoir Engineer in their New Orleans office. During the period of July 1984 to December 2003, Mr. Beattie held various positions in reserve engineering for Shell Exploration & Production Company. Mr. Beattie received his Bachelor of Science Degree in Chemical Engineering from The Pennsylvania State University, and a Bachelor of Science Degree (concentration in Math and Sciences) from the Shippensburg University of Pennsylvania.

Bryan J. Clayton was named Vice President and Illinois Basin District Manager of the Company in May 2008. From January 2008 until his promotion, Mr. Clayton served as the Company’s Illinois Basin Regional

Reservoir Engineering Manager with the primary responsibility for managing the reservoir engineering aspects of the Company’s Alkali Surfactant Polymer (ASP) enhanced oil recovery project. From September 2002 until December 2007, Mr. Clayton served as a reservoir engineer and partner of Centurion Resources, LLC. From October 1998 until July 2002, Mr. Clayton served as a reservoir engineer and director for Brighton Acquisitions, LLC. Mr. Clayton received his Bachelor of Science degree in Petroleum Engineering from the University of Tulsa.

Mark A. Butta was named Vice President of Oil and Natural Gas Marketing and Transportation of the Company in July 2008. From November 2000 until July 2008, Mr. Butta served as Vice President of Business Development for Thermal Ventures II, L.P. in Youngstown, Ohio. From July 1995 to March 2000, Mr. Butta served as Director of Energy Services for Range Resources Corporation. From October 1991 until June 1995, Mr. Butta served as Director of Gas Marketing for North Coast Energy, Inc. Mr. Butta received his Bachelor of Science degree in Mechanical Engineering Technologies from Point Park University in Pittsburgh, Pennsylvania and advanced degrees in Mechanical Engineering Technology and Drafting and Design Engineering Technology from West Virginia University Institute of Technology.

David E. Pratt was named Vice President and Exploration Manager of the Company in April 2008. Prior to that, Mr. Pratt served as a geologist for the New York State Department of Environmental Conservation, Bureau of Oil and Gas Regulation beginning in November 1999. From December 1990 until February 1999, Mr. Pratt was a regional exploration and development geologist for Cabot Oil and Gas Corporation working in its Appalachian Basin operations. From 1984 until 1990, Mr. Pratt served as an exploration and development geologist for Ultramar Oil and Gas Ltd. working in the Permian Basin, the Gulf Coast region and the Rocky Mountains region. During the period of 1978 until 1984, Mr. Pratt worked as a geologist for Enstar Corporation, Ensource Corporation, Sohio Petroleum and Texaco. Mr. Pratt received his Bachelor of Science degree in Geology from the State University of New York at Albany and a Master’s degree in Geology from Rice University.

Bernard J. Ulincy was named Vice President, Land Manager of the Company in November 2008. From March 2008 until November 2008, Mr. Ulincy served as a Senior Staff Landman for El Paso E & P Co. in Houston, Texas. From January 2006 to March 2008, Mr. Ulincy worked for Southwestern Energy Company, where he served as Staff Landman and oversaw their Fayetteville Shale prospects in Arkansas. From February 2004 until December 2005, he served as Supervisor of Land Acquisition for Fortuna Energy Inc., a subsidiary of Talisman Energy Inc. From January 2002 until January 2004, Mr. Ulincy worked with Dominion Exploration and Production, Inc. (a publically traded company) as a Senior Landman. Mr. Ulincy holds a Bachelor of Arts degree in Geography from East Stroudsburg State College and completed post-graduate work in Geography and Geology at Indiana State University.

James F. Watson was named Vice President of Drilling—Appalachian Region of the Company in May 2008. From June 2007 until May 2008, Mr. Watson served as Manager of Drilling for Appalachia Shale for Range Resources Corporation. From June 2000 until June 2007, Mr. Watson served as District Engineer and Manager of Drilling & Completion for Great Lakes Energy Partners, a subsidiary of Range Resources Corporation. During the period of September 1997 to June 2000, Mr. Watson served as Senior Technical Advisor and Operations Supervisor with Superior Well Services. From January 1997 to September 1997, Mr. Watson was employed by R.J. Lee Group, where he served as a Materials Scientist. From July 1994 to July 1996, Mr. Watson worked with Appalachian Well Services as a Safety and Hazardous Materials Training Coordinator. From May 1990 to January 1993, Mr. Watson served as Senior Equipment Operator for the Western Company of North America. Mr. Watson obtained his Bachelor of Arts degree in Geology from Slippery Rock University and also served as a non-commissioned officer in the United States Air Force.

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table set forth the total compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us in 2008.

Name and Principal Position	Year	Salary		Bonus(1)		Stock Awards		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)		Total
Benjamin W. Hulburt, President and Chief Executive Officer	2008 2007 2006	$ $ $	261,410 202,465 183,602	$ $ $	— — —	$ $ $	— — —	$ $ $	6,125 — —	$ $ $	92,894 113,380 25,000	$ $ $	19,600 46,423 26,730	$ $ $	380,029 362,268 235,332

Thomas C. Stabley, Executive Vice President and Chief Financial Officer	2008 2007 2006	$ $ $	205,260 155,311 132,600	$ $ $	— — —	$ $ $	— — —	$ $ $	3,863 — —	$ $ $	47,083 68,890 15,000	$ $ $	18,563 14,066 15,175	$ $ $	274,769 239,267 162,775

William L. Ottaviani, Executive Vice President and Chief Operating Officer	2008 2007 2006	$ $ $	191,266 53,846 —	$ $ $	25,000 — —	$ $ $	— — —	$ $ $	84,783 13,240 —	$ $ $	34,878 20,000 —	$ $ $	13,271 — —	$ $ $	349,198 87,086 —

Bryan J. Clayton, Vice President and Illinois Regional Manager	2008 2007 2006	$ $ $	162,709 — —	$ $ $	— — —	$ $ $	— — —	$ $ $	167,739 — —	$ $ $	32,542 — —	$ $ $	7,576 — —	$ $ $	370,566 — —

James F. Watson, Vice President and Appalachian Drilling Manager	2008 2007 2006	$ $ $	107,960 — —	$ $ $	50,000 — —	$ $ $	60,493 — —	$ $ $	193,328 — —	$ $ $	37,786 — —	$ $ $	4,908 — —	$ $ $	454,475 — —

(1)	Represents the cash bonus amount determined by our Compensation Committee with respect to services for the year indicated.

(2)

Represent the expense recognized for financial statement reporting purposes for fiscal 2008, in accordance with Financial Accounting Standards Board Statement No. 123R (Share-Based Payment), with respect to options to purchase shares of our common stock granted to each of our non-employee directors. See Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, for information regarding the assumptions made in determining these values.

(3)

Represents for our named executive officers, the cash bonus amount determined by our Compensation Committee with respect to services for the year indicated. For further discussion about such amounts for the current fiscal year, see “Compensation Discussion and Analysis – 2008 Compensation Program – Annual Incentive Compensation.”

(4)	For 2008, represents the compensation as described under the caption “All Other Compensation” below.

All Other Compensation

The following table provides information regarding each component of compensation for 2008 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company 401(k) Contributions(1)	Automobile- Related Expenses(2)	Club Membership Fees	Other		Total
Benjamin W. Hulburt	$11,500	$6,000	$2,100	$—		$19,600

Thomas C. Stabley	$10,463	$6,000	$2,100	$—		$18,563

William L. Ottaviani	$8,671	$2,500	$2,100	$—		$13,271

Bryan J. Clayton	$—	$—	$—	$7,576	(3)	$7,576

James F. Watson	$4,908	$—	$—	$—		$4,908

(1)	Represents company contributions to our 401(k) plan.

(2)	Represents an automobile allowance paid monthly in 2008.

(3)	Represents relocation expenses paid by the company for Mr. Bryan Clayton.

Grant of Plan-Based Awards

The following table provides information about plan-based awards granted to the named executive officers during 2008 under our non-equity incentive plans and equity incentive plans. In this table, the annual cash incentive compensation program is abbreviated “ACI” and the long-term incentive program is abbreviated “LTI”.

Name	Type	Date of Grant	Estimated Payout Under Non-Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold		Target	Maximum
Benjamin W. Hulburt	ACI		$ $	91,494 – 160,114	$182,987	$ $	184,817– 457,468
	LTI	2/19/2008							32,500	$13.56	$224,413

Thomas C. Stabley	ACI		$ $	46,184 – 80,821	$92,367	$ $	93,291– 230,918
	LTI	2/19/2008							20,500	$13.56	$141,553

William L. Ottaviani	ACI		$ $	43,035 – 75,311	$86,070	$ $	86,930 – 215,174
	LTI	1/06/2007							50,000	$9.99	$254,350

Bryan J. Clayton	ACI		$ $	32,542 – 56,948	$65,084	$ $	65,734 – 162,709
	LTI	2/19/2008							12,500	$13.56	$86,313
	LTI	5/20/2008							75,000	$23.88	$691,650

James F. Watson	ACI		$ $	21,592 – 37,786	$43,184	$ $	43,616 – 107,960
	LTI	5/05/2008						20,000			$460,000
	LTI	5/05/2008							75,000	$23.00	$878,400

(1)

The estimated payout amounts represent (i) at the threshold level 75% of the target bonus amount for achievement of a 90% weighted average of the risked plan objectives; (ii) at the target level 100% of the target bonus for achievement of a 100% weighted average of the risked plan objectives; and (iii) at the maximum level 200% of the target bonus for achievement of 100% weighted average of the unrisked plan objectives.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options and restricted stock awards held by our named executive officers that were outstanding as of December 31, 2008.

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable	Number of Securities Underlying Unexercised Options— Unexerci- sable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested
Benjamin W. Hulburt	—	—	32,500	(2)	$13.56	2/18/18	—		—	—	—
Thomas C. Stabley	—	—	20,500	(2)	$13.56	2/18/18	—		—	—	—
William L. Ottaviani	—	—	50,000		$9.99	11/05/17	—		—	—	—
Bryan J. Clayton	—	—	12,500		$13.56	2/18/18	—		—	—	—
	—	—	75,000		$23.88	5/19/13	—		—	—	—
James F. Watson	—	—	75,000		$23.00	5/04/18	20,000	(3)	$58,000	—	—

(1)	The vesting dates for the above options to acquire our common stock and stock appreciation rights are as follows:

Name	Number	Vesting Date
Benjamin W. Hulburt	32,500	February 19, 2011
Thomas C. Stabley	20,500	February 19, 2011
William L. Ottaviani	50,000	November 6, 2010
Bryan J. Clayton	12,500	February 19, 2011
	75,000	May 20, 2011
James F. Watson	75,000	May 5, 2011

(2)	Represents stock appreciation rights granted pursuant to our 2007 Long-Term Incentive Plan.

(3)	Represents restricted common stock granted to Mr. Watson pursuant to our 2007 Long-Term Incentive Plan. The restricted common stock will vest on May 5, 2013.

Employment Agreements with Benjamin W. Hulburt, Thomas C. Stabley and William L. Ottaviani

In July 2007, we entered into employment agreements with each of Benjamin W. Hulburt and Thomas C. Stabley. The employment agreements provided for an initial annual base salary of $225,000 for Benjamin K. Hulburt and $185,000 for Thomas C. Stabley. Each employment agreement became effective on the date our initial public offering was consummated and will continue in effect until the earlier of (1) the third anniversary of the effective date of the employment agreement, (2) termination based on death or disability of the executive, (3) termination by us of the executive’s employment, and (4) voluntary termination of employment by the executive. If the executive is employed on the third anniversary of the effective date of the employment agreement, his employment agreement will be automatically extended for a one year period unless we provide the executive timely written notice that we do not intend to extend the term. In February 2008, our Compensation Committee approved an increase in the annual base salary for Mr. Hulburt to $270,000 and an increase in the annual base salary of Mr. Stabley to $210,000, which were effective as of March 1, 2008.

In August 2008, we entered into an employment agreement with William L. Ottaviani. The employment agreement provided for an initial annual base salary for Mr. Ottaviani of $195,000. The employment agreement became effective on the date of Mr. Ottaviani’s appointment as our Executive Vice President and Chief Operating Officer and will continue in effect until the earlier of (1) the third anniversary of the effective date of the employment agreement, (2) termination based on death or disability, (3) termination by us of Mr. Ottaviani’s employment, and (4) voluntary termination of employment by Mr. Ottaviani. If Mr. Ottaviani is employed on the third anniversary of the effective date of the employment agreement, his employment agreement will be automatically extended for a one year period unless we provide him timely written notice that we do not intend to extend the term.

Potential Payments Upon Termination or Change-In-Control

Employment Agreements with Benjamin W. Hulburt and Thomas C. Stabley

The employment agreements we have entered into with Benjamin W. Hulburt and Thomas C. Stabley each provides that we will pay severance benefits to each executive officer if (i) his employment is involuntarily terminated without cause, (ii) he elects to terminate his employment with good reason (as further set forth in the employment agreement), or, (iii) if following a change in control (as defined in the employment agreement and described below), he elects to terminate his employment with good reason (as further set forth in the employment agreement) in connection with a change in control.

In each such instance, and subject to the terms of the employment agreements, we will pay to the applicable executive officer the following:

•

A lump sum in cash equal to the sum of his base salary through the date of termination, any compensation previously deferred by him (together with any accrued interest or earnings thereon) and any accrued vacation pay, to be paid within 30 days following the date of termination;

•	All vested benefits to which he is entitled under the terms of the employee benefit plans in which he is a participant on the date of such termination, payable when due under the terms of the plans;

•	A lump sum cash severance payment in an amount equal to two times his then base salary, to be paid within 60 days following the date of termination;

•

A lump sum in cash equal to the expected value of his annual cash incentive potential for the fiscal year in which such termination occurs prorated to the date of termination, to be paid within 60 days following the date of termination;

•

A lump sum equal to the product of (1) the monthly basic life insurance premium applicable to his basic life insurance coverage immediately prior to the date of termination and (2) the number of full and fractional months remaining under the term of the applicable employment agreement; and

•

Certain perquisites, other than executive life insurance, being provided to the executive on the date of termination as further set forth in each agreement for the remainder of the term of the applicable employment agreement.

Each employment agreement also provides that, upon a change in control, (i) all options to acquire any of our stock and all stock appreciation rights held by the executive officer will become fully exercisable, and (ii) all restrictions on any of our restricted stock granted to the executive officer prior to the change in control will be removed and the stock will be freely transferable, in each case, regardless of whether the conditions set forth in the relevant award agreements have been fully satisfied.

All of the employment agreements also (i) prohibit the executive officers from disclosing our confidential information and (ii) subject to certain exceptions as further set forth in each employment agreement, restrict each executive officer from engaging in any practice or business in competition with us or our affiliates for a period of one year following the date of such executive officer’s termination of employment with us.

Employment Agreement with William L. Ottaviani

The employment agreement with William L. Ottaviani provides that we will pay severance benefits to the executive officer if (i) his employment is involuntarily terminated without cause, (ii) he elects to terminate his employment with good reason (as further set forth in the employment agreement) or (iii) if following a change in control (as defined in the employment agreement and described below), he elects to terminate his employment with good reason (as further set forth in the employment agreement) in connection with a change in control.

In each such instance, and subject to the terms of the employment agreement, we will (1) for a period of up to one year, arrange to provide the executive and his dependents medical insurance benefits substantially similar to those provided immediately prior to the date of termination and (2) pay to the applicable executive officer the following:

•

A lump sum in cash equal to the sum of his base salary through the date of termination, any compensation previously deferred by him (together with any accrued interest or earnings thereon) and any accrued vacation pay, to be paid within 30 days following the date of termination;

•	A lump sum cash severance payment in an amount equal to his then base salary, to be paid within 60 days following the date of termination;

•

A lump sum in cash equal to the expected value of his annual cash incentive potential for the fiscal year in which such termination occurs prorated to the date of termination, to be paid within 60 days following the date of termination (except that if the executive’s employment is terminated in connection with a change in control, this amount will be prorated to the date of termination); and

•	A lump sum equal to the product of twelve and the monthly basic life insurance premium applicable to his basic life insurance coverage immediately prior to the date of termination.

The employment agreement also (i) prohibits the executive from disclosing our confidential information, and (ii) subject to certain exceptions as further set forth the employment agreement, restricts the executive officer from engaging in any practice or business in competition with us or our affiliates for a period of one year following the date of such executive officer’s termination of employment with us.

Change in Control under 2007 Long-Term Incentive Plan

Our Compensation Committee may grant awards to our executives under our Long-Term Incentive Plan. Upon a change in control (as defined below):

•

All option and stock appreciation right awards will vest immediately and will be exercisable to the extent that their exercise or grant price, as adjusted under the terms of the 2007 Long-Term Incentive Plan, is less than the fair market value of a share of our common stock on the date of the change in control;

•

All awards denominated in shares of stock will be accelerated as of the date of the change in control and will be paid out within 30 days following the change in control (we are authorized to settle all or any portion of the value of the shares of stock in cash);

•	Awards denominated in cash will be paid to participants in cash within 30 days following the change in control;

•

Plan participants will have the earlier of (i) twelve months following such date or (ii) the expiration of the option or stock appreciation right term, to exercise any such option or stock appreciation right (except that the Compensation Committee may, in its discretion, limit the period during which vested options may be exercised to a period on or before a specified date or may require mandatory surrender of some or all outstanding options in exchange for a cash payment of specified value);

•	Restriction periods and other restriction on restricted stock or restricted stock units will lapse; and

•

Target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been fully earned based on targeted performance being attained as of the effective date of the change in control.

Definition of “Change in Control”

Under the 2007 Long-Term Incentive Plan and the employment agreements with each of Benjamin W. Hulburt, Thomas C. Stabley and William L. Ottaviani, a “change in control” means:

•

The Board is no longer comprised of a majority of incumbent directors, who are defined as directors who were directors on the effective date of the agreements and any successor to an incumbent director whose election, or nomination for election by our stockholders, was approved by the affirmative vote of at least two-thirds of the incumbent directors then on the Board; or

•

The Company is reorganized, merged or consolidated or the Company or any of our subsidiaries is sold, or all or substantially all of our assets are disposed of, unless (1) all or substantially all of the individuals and entities who were the beneficial owners of our outstanding common stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then outstanding shares of our common stock of the corporation resulting from such transaction in substantially the same proportions as their ownership immediately prior to such transaction of our outstanding common stock, (2) an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such transaction, except to the extent that such ownership existed prior to such transaction, and (3) at least a majority of the members of the board of directors of the corporation resulting from such transaction were incumbent directors of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

•

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires beneficial ownership of 30% or more of the then outstanding shares of our common stock, except for (1) any acquisition directly from us, (2) any acquisition by us, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of the immediately preceding paragraph.

Termination and Change in Control Table for 2008

The following table summarizes the compensation and other benefits that would have become payable to each named executive officer assuming his employment agreement were effective, as of January 1, 2008, his employment had terminated on December 31, 2008, given the named executive officer’s base salary as of that date, and, if applicable, the closing price of the Company’s common stock on December 31, 2008, which was $2.94. In addition, the following table summarizes the compensation that would become payable to each named executive officer assuming that a change in control of the Company had occurred on December 31, 2008.

Under the employment agreements described above, if benefits to which the executive becomes entitled are considered “excess parachute payments” under Section 280G of the Tax Code, then the executive will be entitled to an additional “gross-up” payment from us in an amount such that, after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, he retains an amount equal to the excise tax imposed upon the payment. The following table shows the potential gross-up payment the Company would have to pay to the following named executives in the event of a change of control as of December 31, 2008.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs.

In the event of involuntary termination without cause, voluntary termination for good reason or voluntary termination for good reason following a change in control, we would owe the following amounts:

Name	Severance Amount Pursuant to Employment Agreement(1)	Bonus Amount Pursuant to Employment Agreement(2)	Benefit Payments Pursuant to Employment Agreement(3)	Estimated Gross-Up Payments Pursuant to Employment Agreements	Total Payments Pursuant to Employment Agreements

Benjamin W. Hulburt	$540,000	$472,000	$20,580	$0	$1,033,080

Thomas C. Stabley	$420,000	$236,250	$19,491	$0	$675,741

William Ottaviani	$195,000	$219,375	$13,935	$0	$428,310

Bryan J. Clayton	$—	$—	$—	$—	$—

James F. Watson	$—	$—	$—	$—	$—

(1)

Represents cash payments equal to the named executive officer’s annual base salary as of December 31, 2008 multiplied by the applicable multiple provided for in the named executed officer’s employment agreement.

(2)	Represents maximum cash bonus potential for one fiscal year determined as of December 31, 2008.

(3)

Represents the value of continuation of medical insurance, life insurance and other perquisites for a period of one year multiplied by the applicable multiple provided for in the named executed officer’s employment agreement, assuming a five percent (5%) increase per year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) has or had any relationship with us in 2008 requiring disclosure pursuant to SEC rules. In addition, during 2008, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer served on the Compensation Committee or Board of Directors of the Company.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Daniel J. Churay, Chairman

John W. Higbee

John A. Lombardi

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth our common stock ownership for each of our directors, for each of our named executive officers, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company. Information in the table is as of March 27, 2009, unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent(1)
Lance T. Shaner	9,047,163	(2)	24.5

Benjamin W. Hulburt	1,338,717	(3)	3.6

Thomas C. Stabley	505,538	(4)	1.4

William L. Ottaviani	24,500	(5)	*

Bryan J. Clayton	9,500	(6)	*

James F. Watson	20,000	(7)	*

Daniel J. Churay	8,333	(8)	*

John W. Higbee	23,333	(9)	*

John A. Lombardi	30,000	(10)	*

All executive officers and directors as a group (11 persons)	11,510,539		31.2

Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC(11)	2,674,750		7.2

Wellington Management Company, LLP(12)	2,754,040		7.5

*	Less than 1%.

(1)	Based on 36,851,562 shares of our common stock issued and outstanding as of March 27, 2009.

(2)

Represents (a) 7,262,405 shares held directly and (b) 648,903 shares owned by Shaner Family Partner Limited Partnership for which Mr. Shaner disclaims beneficial ownership, 1,000,000 shares owned by The Lance T. Shaner November 2008 Grantor Retained Annuity Trust for which Mr. Shaner disclaims beneficial ownership, 51,454 shares owned by The Lance T. Shaner Irrevocable Grandchildren’s Trust II for which Mr. Shaner disclaims beneficial ownership, and 84,401 shares owned by the Shaner Family Foundation for which Mr. Shaner disclaims beneficial ownership.

(3)

Represents (a) 1,254,876 shares held directly, (b) 1,841 shares held in a personal individual retirement account and (c) 82,000 shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(4)

Represents (a) 458,672 shares held directly, (b) 4,866 shares held in a personal individual retirement account and (c) 42,000 shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(5)

Represents (a) 5,000 shares held directly and (b) 19,500 shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(6)	Represents shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(7)	Represents shares of restricted common stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(8)	Represents shares issuable upon exercise of stock options which are vested and currently exercisable.

(9)	Represents (a) 15,000 shares held directly and (b) 8,333 shares issuable upon exercise of stock options which are vested and currently exercisable.

(10)	Represents (a) 5,000 shares held directly and (b) 25,000 shares issuable upon exercise of stock options which are vested and currently exercisable.

(11)

2,674,750 shares are jointly held by Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (together, “Goldman Sachs Asset Management”). The address of Goldman Sachs Asset Management is 32 Old Slip, New York, New York 10005. Goldman Sachs Asset Management exercise shared voting power over 2,674,750 shares of our company’s common stock and shared dispositive power over all 2,674,750 of these shares. This information is based on Amendment No. 1 to a Schedule 13G jointly filed by Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC with the SEC on February 5, 2009.

(12)

The address of Wellington Management Company, LLP (“Wellington”) is 75 State Street, Boston, MA 02109. Wellington, in its capacity as investment adviser, may be deemed to beneficially own 2,754,040 shares of the Issuer which are held of record by its clients. Wellington exercises shared voting power over 2,536,140 and sole dispositive power over 2,650,540 shares. This information is based on a Schedule 13G filed by Wellington with the SEC on February 17, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policies Regarding Related Party Transactions

We do not have a written approval policy for transactions between the Company and our executive officers and directors, but these transactions are subject to the limitations on conflicts of interest and related-party transactions found in our Code of Business Conduct and Ethics (the “Code”). Under the Code, executive officers and directors endeavor to avoid any actual, potential or apparent conflict of interest between their personal and professional relationships. Any proposed related transactions, however, may be approved in accordance with both applicable law and applicable NASDAQ rules. For approval, a committee of independent directors of the Board must approve any transaction that exceeds $5,000 or otherwise requires disclosure in the Company’s proxy statement pursuant to Item 404 of Regulation S-K.

Certain Relationships with Our Chairman

Until May 31, 2008, we leased an office building consisting of approximately 5,270 square feet of office space from Shaner Brothers, LLC, a Pennsylvania limited liability company (“Shaner Brothers”), which is owned by Lance T. Shaner, our Chairman, and Shaner Family Partners Limited Partnership, a Pennsylvania limited partnership controlled by Mr. Shaner. This office space is located at 1975 Waddle Road, State College, Pennsylvania and served as our headquarters until May 2008. We leased this office space pursuant to a written lease agreement between Rex Operating and Shaner Brothers effective as of September 1, 2006. The lease agreement originally provided for an initial term of three years. On April 23, 2008, the lease was amended to provide that it would terminate on May 31, 2008. The lease agreement with Shaner Brothers required the payment of rent in the amount of $7,908 per month, subject to adjustment on each anniversary date of the lease in accordance with the percentage of increase in the Consumer Price Index for the U.S. for Urban Consumers for the preceding year. The monthly rent was also subject to adjustment in the form of additional monthly rent which was calculated annually and equal to the percentage of increase of Shaner Brothers’ costs for taxes, insurance premiums and operating expenses for the previous year. We believe the terms of this lease were comparable to terms that could be obtained at an arms’ length basis in the State College, Pennsylvania area for leases of similar office space. On December 26, 2007, we entered into a new office lease agreement with an unrelated third party to lease approximately 16,000 square feet of office space to serve as our new headquarters in State College, Pennsylvania. We moved into our new office space in May 2008.

On April 10, 2007, we entered into an IT Consultation and Support Services Agreement, a Service Provider Agreement and a Tax Return Engagement Letter Agreement with Shaner Hotel Group Limited Partnership, a Delaware limited partnership controlled by Lance T. Shaner (“Shaner Hotel”). Pursuant to the IT Consultation and Support Services Agreement, Shaner Hotel agreed to provide us with telecommunication, computer system and network administration, and information technology consultation services. Fees for the services provided under this agreement range from $55.00 to $125.00 per hour based upon the type and level of service provided, plus reimbursement for reasonable out-of-pocket expenses. The agreement continues until it is terminated by either party upon 90 days advance written notice. Pursuant to the Service Provider Agreement, Shaner Hotel agreed to provide us with certain clerical and administrative support services in connection with the management and administration of our 401(k) retirement plan, payroll and employee health and welfare benefit plans. Under the agreement, we pay a fee of $95.00 per hour for any services performed by Shaner Hotel’s benefits manager and a fee of $55.00 per hour for services provided by other members of Shaner Hotel’s benefits department, plus reimbursement for reasonable out-of-pocket expenses. The term of the Service Provider Agreement is one year, however, either party may terminate the agreement upon 90 days advance written notice. Pursuant to the Tax Return Engagement Letter Agreement, Shaner Hotel agreed to provide us with certain tax planning and tax return preparation services. Fees for the services provided under this agreement range from $100.00 to $155.00 per hour based upon the tax expertise of the particular service provider, plus reimbursement for reasonable out-of-pocket expenses. The agreement continues until it is terminated by either party upon 90 days advance written notice. During 2008, we paid $71,000 to Shaner Hotels in relation to these services. We believe that the amounts charged by Shaner Hotel are comparable to rates obtainable at an arm’s length basis in the State College, Pennsylvania area for similar services. We have engaged a third-party to provide us with tax planning and preparation services and we have added information technology and benefit plan administration functions within the Company. For these reasons, we do not expect to seek these services from Shaner Hotel in future and expect to terminate the agreements during 2009.

We currently have an oral month-to-month agreement with Charlie Brown Air Corp., a New York corporation owned by Mr. Shaner (“Charlie Brown”), regarding the use of two airplanes owned by Charlie Brown. Under our agreement with Charlie Brown, we pay a monthly fee for the right to use the airplanes equal to our percentage (based upon the total number of hours of use of the airplanes by us) of the monthly fixed costs for the airplanes, plus a variable per hour flight rate. The flight rate was originally set at $1,350 per hour, but was increased to $3,000 per hour in June 2008. The total monthly fixed costs for the airplane are currently approximately $26,000 per month. For the year ended December 31, 2008, we paid Charlie Brown $74,000 in relation to these services. We believe the terms of this agreement are comparable to terms that could be obtained at an arm’s length basis in the State College, Pennsylvania area for similar private aircraft services.

On June 21, 2007, we obtained a 24.75% limited partnership interest in Charlie Brown II Limited Partnership, a Delaware limited partnership (“Charlie Brown II LP”), and a 25% membership interest in its general partner, L&B Air LLC, a Delaware limited liability company (“L&B Air”). Charlie Brown II LP owned an Eclipse 500 Airplane, which it purchased for approximately $1,700,000. Shaner Hotel owned a 24.65% limited partnership interest in Charlie Brown II LP and a 25% membership interest in L&B Air, and Charlie Brown, an entity owned and controlled by Mr. Shaner, owned a 0.1% membership interest in Charlie Brown II LP. The remaining 49.50% limited partnership interest in Charlie Brown II LP and 50% interest in L&B Air were owned by an unrelated third party. On June 21, 2007, we made capital contributions to Charlie Brown II LP and L&B Air in the amount of $49,500 and $500, respectively. To fund these capital contributions, we borrowed $50,000 from Mr. Shaner. This loan was evidenced by a promissory note dated June 21, 2007 and bore interest at the rate of 7% per annum. The promissory note was payable upon the demand of Mr. Shaner and could be prepaid in whole or in part without penalty. We believe that the terms of this loan were comparable to terms that could be obtained at an arms’ length basis from unrelated lenders. We repaid this loan in its entirety on July 30, 2007 with proceeds from our initial public offering.

On June 21, 2007, Charlie Brown II LP and Charlie Brown entered into a First Amended and Restated Aircraft Joint Ownership and Management Agreement. Pursuant to this agreement, Charlie Brown agreed to provide certain aircraft management services, such as routine and scheduled maintenance, flight crew training, cleaning, inspections and flight operations and scheduling of the aircraft. In addition, Charlie Brown agreed to provide a flight crew for the operating of the aircraft and storage space in its hanger for storage of the aircraft. In exchange for these services, Charlie Brown II LP agreed to pay its proportionate share of Charlie Brown’s fixed costs, including crew, hanger and insurance costs, and a per hour flight charge to be determined by Charlie Brown consistent with current local market rates charged by similar flight operation companies.

On June 21, 2007, Charlie Brown II LP borrowed $1,530,000 from Graystone Bank. Proceeds from this loan were used to reimburse Mr. Shaner and an unrelated third party for a deposit they paid on behalf of Charlie Brown II LP in connection with the purchase of the Eclipse 500 airplane. The loan matures on June 21, 2017 and bears interest at a rate of LIBOR plus 2.5%. The loan requires payments of interest only for the first three months of the loan. Thereafter, Charlie Brown II LP is required to make monthly payments of principal and interest utilizing an amortization period of 180 months. The loan to Charlie Brown II LP was guaranteed by Mr. Shaner and the unrelated third party. For the years ended December 31, 2008 and 2007, we paid Charlie Brown II LP $69,000 and $9,000, respectively, for loan interest, services rendered and retainer fees.

On June 26, 2008, Charlie Brown II LP was converted to a Delaware limited liability company named Charlie Brown Air II, LLC, and on February 26, 2009, L & B Air merged into Charlie Brown Air II, LLC. Thereafter, our interests in Charlie Brown II LP and in L & B Air were converted to a twenty five percent (25%) membership interest in Charlie Brown Air II, LLC. In addition, the interests of Shaner Hotel and the unrelated third-party in Charlie Brown II LP and in L & B Air were converted to twenty five percent (25%) and fifty percent (50%) membership interests in Charlie Brown Air II, LLC, respectively.

The business affairs of Charlie Brown Air II, LLC are managed by three managers, appointed by each of its three members. We have designated Benjamin W. Hulburt, our President and Chief Executive Officer, as the manager representing our membership interest. Actions of the company must be approved by a majority of the interest percentages of the managers. Each manager votes in matters before the company in accordance with the membership interest percentage of the member that appointed the manager. Certain events, such as the sale by a member of its interest, the merger or consolidation of the company, the filing of bankruptcy, or the sale of the airplane owned by Charlie Brown Air II, LLC, require the written consent of all managers. The consent of managers is also required before the company may change or terminate the management agreement with Charlie Brown, incur any indebtedness, sell substantially all of the company’s assets or sell the airplane owned by the company. In the event that the members are unable to unanimously agree upon any of these matters within 10 days of the proposal of any such matter, an “impasse” may be declared, and the airplane will be sold by the company.

Mr. Shaner is our Chairman and a significant stockholder of the Company. Mr. Shaner’s ownership and association with Shaner Brothers, Shaner Solutions, Shaner Hotel, Charlie Brown, Charlie Brown Air II, LLC and us could create a conflict of interest between the interests of those entities and Mr. Shaner’s duties and obligations to us. The compensation for these arrangements and the purchase, leasing, financing, management and other arrangements between us and any Shaner affiliates may not be (to the extent permissible under applicable laws and regulations) a result of arm’s-length negotiations, and the relationships created by virtue of these arrangements may be subject to certain conflicts of interest.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

SEC rules provide that we must receive stockholders’ proposals intended to be presented at the 2010 Annual Meeting of Stockholders by December 8, 2009 to be eligible for inclusion in the proxy materials relating to that meeting. Stockholder proposals must be submitted in writing to the Secretary at Rex Energy Corporation, 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801. The proposal must otherwise comply with all requirements of the SEC for stockholder proposals.

Under our Bylaws, a stockholder may nominate one or more persons for election as directors at any annual meeting of stockholders or propose business to be brought before the annual meeting of stockholders, or both, only if:

•	such business is a proper matter for stockholder action;

•	the stockholder has given timely notice in proper written form of such director nomination(s) or such proposed business; and

•	the stockholder is a stockholder of record of the Company at the time of giving such notice and is entitled to vote at the annual meeting.

To be timely, a stockholder’s notice must be delivered to and received by the Secretary of the Company at the principal executive offices of the Company not less than 120 days in advance of the first anniversary of the date of the Company’s proxy statement released to stockholders for the preceding year’s annual meeting. In the event the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, delivery of such proposal by the stockholder, to be timely, must be so delivered not later than the close of business on the later of (a) the 120th day prior to such meeting, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of an adjournment of an annual meeting does not commence a new time period for the giving of a stockholder’s notice as described above. Under our Bylaws, the term “public announcement” means disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by the Company with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the Company’s securities are then listed.

Our Bylaws provide that a stockholder’s notice must be in writing and must set forth:

•

the name and address of the stockholder, as set forth in the Company’s books and records, who intends to make the nomination(s) or propose the business and the beneficial owner, if any, on whose behalf the proposal is made;

•

in the case of a nomination of director(s), (a) a description of all agreements, arrangements or understandings between the stockholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made, (b) any other information relating to such nominee(s) that would be required to be included in a proxy statement filed under the current rules of the SEC, and (c) the nominee(s)’ written consent to serve as director if elected; and

•

in the case of other business proposed to be brought before the annual meeting, (a) a brief description of such business, (b) the reasons for conducting such business at the annual meeting, (c) any material interest the stockholder has in such business, and (d) any other information that is required to be provided by the stockholder under the current rules of the SEC with respect to stockholder proposals.

A stockholder shall also comply with all applicable requirements of the Exchange Act, the rules and regulations thereunder, and all other policies and procedures of the Company with respect to the above described matters. The Board, a committee thereof, the Chief Executive Officer or the President may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of copies of reports that persons required to file reports under Section 16(a) of the Exchange Act furnished to us, we believe that, for the year ended December 31, 2008, all filings required to be made by reporting persons with respect to the Company were timely made in accordance with the requirements of the Exchange Act with two exceptions. On February 13, 2009, a Form 5 was filed on behalf of Lance T. Shaner with respect to the following transactions for which Mr. Shaner inadvertently failed to timely file a Form 4: (1) shares contributed to a grantor retained annuity trust on June 14, 2008 and subsequently reacquired from such trust and (2) shares contributed to a grantor retained annuity trust on November 7, 2008.

OTHER MATTERS

The Board does not intend to bring any other business before the Annual Meeting and it is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

By Order of the Board of Directors,

Christopher K. Hulburt

Secretary

State College, Pennsylvania

April 8, 2009

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 6, 2009.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/REXX • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Lance T. Shaner	☐	☐	02 - Benjamin W. Hulburt	☐	☐	03 - Daniel J. Churay	☐	☐

04 - John A. Lombardi	☐	☐	05 - John W. Higbee	☐	☐

	For	Against	Abstain
2. Ratification of the Appointment of Malin, Bergquist & Company, LLP as our Independent Registered Public Accounting firm for 2009.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — REX ENERGY CORPORATION

Annual Meeting of Stockholders – May 7, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Benjamin W. Hulburt and Christopher K. Hulburt as Proxy to represent and to vote, as designated on the reverse, and in the discretion on any other business which may properly come before the Annual Meeting of the Stockholders (the “Annual Meeting”), all the shares of stock of Rex Energy Corporation (the “Company”), held of record by the undersigned on March 31, 2009, at the Annual Meeting to be held on May 7, 2009, or adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted “FOR” each proposal and in the discretion of Benjamin W. Hulburt and Christopher K. Hulburt on such other business as may properly come before the meeting.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL

(Continued and to be signed on the reverse side)